Exhibit 10.1

January 6, 2011

PERSONAL AND CONFIDENTIAL

Mr. Richard Cupp

4253 Mesa Vista Drive

La Canada-Flintridge, CA 91011

Re:	Offer

Dear Mr. Cupp:

We are delighted to extend to you this offer of employment with Center Financial Corporation (“Center Financial”) and Center Bank (the “Bank”, together with Center Financial, collectively, the “Company”) as Interim President and Chief Executive Officer of the Company. The offer of employment contained herein is contingent upon the satisfactory results of certain employee information verifications, which may include education, employment, criminal background, and/or credit checks. The purpose of this offer letter is to confirm the terms of your employment with the Company, including your responsibilities and reporting relationships, compensation, employee benefits, and professional requirements.

Term, Position and Duties.

This offer of employment is for a period (the “Term”) commencing as of the date of this letter (the “Effective Date”) and ending on the earliest of (i) December 31, 2011, (ii) the effective date of the proposed merger of Center Financial and Nara Bancorp, Inc. (the “Merger”) and Center Bank and Nara Bank (the “Bank Merger”), or (iii) the date of the prior termination of your employment as provided in the first paragraph under “General Terms of Employment.” The date on which your employment expires or is terminated is referred to herein as the “Termination Date”.

During the Term, you shall perform such duties as are customary and incidental to those of a President and Chief Executive Officer of a California community bank and a bank holding company therefor, subject to the powers by law vested in the Board of Directors of Center Financial and the Bank and in Center Financial’s shareholders. Such duties shall also include participating in meetings and discussions with bank regulators and otherwise facilitating efforts to consummate the Merger and Bank Merger, including preparation for the integration of the operations of Center Financial and Nara Bancorp, Inc. and their

Mr. Richard Cupp

January 6, 2011

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subsidiaries in an effort to accelerate to the earliest time possible following the effective time of the Merger and the Bank Merger the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger and the Bank Merger.

During the Term, you shall perform exclusively the services herein contemplated to be performed by you faithfully, diligently and to the best of your ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Articles of Incorporation, Bylaws and internal written policies of the Company.

Compensation and Employee Benefits

During the Term, you will be entitled to the following compensation and benefits:

Annual base salary. A base salary at the annual rate of $300,000, payable during the Term in equal installments in conformity with the Company’s normal payroll practices.

Cash Bonus. A cash bonus of $30,000 payable if and only if you remain employed with the Company through the end of the Term and your employment is not terminated by you or by reason of your death or disability, and subject further to your execution of a form of release agreement reasonably satisfactory to the Company releasing the Company from any and all claims, known and unknown, related to your employment with the Company. The Cash Bonus shall be payable in the month following the month in which the Termination Date occurs.

Stock Bonus. In addition, the Company agrees to grant you, effective January 6, 2011 (the “Grant Date”) (or as soon thereafter as is permissible consistent with the Company’s Insider Trading Policy), restricted stock awards (“RSAs”) with an aggregate award value of $30,000 as of the Grant Date. The number of shares shall be determined based on the closing price of the Company’s common stock on the Grant Date and based on such further terms and conditions as shall be contained in Restricted Stock Award Agreements to be entered into by and between Company and you pursuant to the terms of Center Financial’s 2006 Stock Incentive Plan. Such RSAs shall vest if and only if you remain employed with the Company through the end of the Term and your employment is not terminated by you or by reason of your death or disability, and subject further to your execution of a form of release agreement reasonably satisfactory to the Company releasing the Company from any and all claims, known and unknown, related to your employment with the Company. Such RSAs and the vesting schedule will be in compliance with the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009.

Mr. Richard Cupp

January 6, 2011

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Vacation. You will be entitled to three weeks vacation per year, prorated during the Term. Accrual of any unused vacation shall be determined in accordance with the Company’s Personnel Policy as in effect from time to time and shall be subject to any limitations set forth therein.

Benefits. The Company will provide you and your dependents, at the Company’s expense, group health and other insurance benefits in accordance with the Company’s Employee Handbook as in effect from time to time; provided that you may elect to be excluded from the group health plan, in which case the Company will reimburse you up to $400 per month during the Term for the premiums for you and your wife for your Medicare Supplement coverage. Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue through the Term. Provision of insurance is subject to your passing the necessary physical examinations for qualification, if required, and to applicable waiting periods imposed by the Company’s insurance carrier, if any.

Reimbursement for Business Expenses. You shall also be entitled to reimbursement by the Company for any ordinary and necessary business expenses that you incur in the performance of your duties and in acting for the Company in accordance with the Bank’s expense reimbursement policy.

General Terms of Employment

You understand that your employment with the Company is an employment “at will” and this arrangement may be altered only in writing by the Company. The “at will” nature of your employment means that either you or the Company may terminate your employment at any time, with or without cause or reason or with or without any specific amount of prior notice.

In addition, in consideration of your employment by the Company, you agree to be bound by the terms and conditions of the Confidentiality Agreement and Mutual Agreement to Arbitrate Claims in the forms attached hereto as Appendix A and Appendix B, respectively.

Center Financial hereby agrees to indemnify you against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by you having been made or having been threatened to be made a party to a proceeding by reason of any action or inaction on your part while an officer or director or by reason of the fact that you are or were serving at the request of Center Financial as a director, officer, employee or agent of another corporation, partnership, bank, joint venture, trust or other enterprise, to the fullest extent possible by the provisions of the General Corporation Law of the California Corporations Code (the “General Corporation Law”) and Center Financial shall advance the expenses

Mr. Richard Cupp

January 6, 2011

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reasonably expected to be incurred by you in defending any such proceeding upon receipt of the undertaking required by the General Corporation Law.

TARP Obligations

As of the Effective Date, the Company is subject to certain obligations and limitations resulting from its participation in the United States Treasury’s Capital Purchase Program (“TARP Obligations”). It is the intention of the Company and your intention that this letter agreement be in strict compliance with the TARP Obligations. Any provision in this letter agreement which turns out to be, or is determined to be, in violation of the TARP Obligations shall be void and of no force and effect. In the event the Company repays its outstanding TARP Obligations during the Term, the Company shall, in its sole and absolute discretion, reconsider certain provisions of this letter agreement on a going-forward basis.

Acceptance of Employment

Upon your acceptance of this offer of employment, please acknowledge your agreement with the terms set forth in this offer letter by signing in the designated space below. A copy of this offer letter is enclosed for your records.

I look forward to your joining us and to your success with the Company. If you have any questions, please don’t hesitate to call me.

Sincerely,

/s/ Jin Chul Jhung

Jin Chul Jhung
Chairman of the Board

ACCEPTED:

/s/ Richard Cupp
Richard Cupp	Date: January 6, 2011

APPENDIX “A”

CONFIDENTIALITY AGREEMENT

As an employee of Center Bank and/or Center Financial Corporation (collectively the “Company”), I understand that the business in which the Company is engaged is highly competitive and that I will be given access to and become acquainted with Confidential Information (as defined below). I also understand that maintaining the confidentiality of all such information is critically important to the Company. Therefore, in consideration of my employment or continued employment with the Company, I agree as follows:

1. “Confidential Information” Defined. Confidential Information includes but is not limited to any and all information disclosed to or known by me as a consequence of my employment with the Company which is not generally known outside the Company about the Company’s business. Such information includes, without limitation, information about its Customers (as defined in Paragraph 2), Customer identities, Customer accounts, Customer information, Customer financial needs, Customer reports and Customer finances, the Company’s marketing and sales strategies and plans, financial and personal information about the Company personnel, finances, its operations, employees, accounting and audit practices, billing rates and methods, and any and all information entrusted to the Company in confidence by third parties, and any and all information defined as “Trade Secrets” under the Uniform Trade Secrets Act. Confidential Information may be contained in written materials, in oral communications, in my unwritten knowledge and in the unwritten knowledge of other employees, and/or in any other tangible medium of expression. Confidential Information includes any such information which is obtained from the Company’s subsidiaries, affiliates and/or its Customers or employees.

2. “Customer” Defined. As used throughout this Confidentiality Agreement, “Customer” includes: (1) anyone who has been a Customer of the Company since I joined the Company or who becomes a Customer of the Company during the period of time during which I am employed by the Company, and (2) any prospective Customer to whom the Company has made a proposal (or similar offering of services) within a period of six (6) months prior to the termination of my employment at the Company.

3. No Disclosure. I agree to hold in strictest confidence and not to disclose to any business, firm, entity or person, either directly or indirectly, any and all Confidential Information as defined in Paragraph 1. I agree that all such Confidential Information is trade secret and is and shall remain the property of the Company. By way of example but not limitation, such Confidential Information shall not be used by me for any purpose not related to the business interests of the Company, nor shall I disclose any such information for reasons not related to the business interests of the Company, even in the course of casual discussions, to any person or entity, whether during the term of my employment at the Company or thereafter. If at any time I become aware of any unauthorized use, disclosure or communication of such Confidential Information, I agree to immediately inform management of the Company of

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such use, disclosure or communication. The terms of this paragraph are in addition to, and not in lieu of, any common law, statutory, contractual or other obligations that I may have.

4. No Solicitation of Employees. I agree that, during my employment I have been provided with trade secret information about the Company employees. Such information includes, but is not limited to, information as to their qualifications, job duties, salaries, performance history and the marketing opportunities these employees present for a firm such as the Company. I agree that that for a period of one (1) year after the termination of my employment, whether voluntary or involuntary, I will not solicit, entice, encourage, attempt or cause, directly or indirectly, any employee to leave the employment of the Company using any Confidential Information which I have received while employed at the Company.

5. No Solicitation of Customers. I agree that during my employment by the Company, I have been provided with trade secret information about Customers of the Company. Such information includes but is not limited to information about Customer identities, Customer accounts, Customer accountancy history, Customer financial needs, Customer reports and Customer finances. I agree that for a period of one (1) year after the termination of my employment, whether voluntary or involuntary, I will not solicit or attempt to solicit, either for myself or for any other person, firm or corporation, any of the Company’s Customers using any Company trade secrets which I have received while employed at the Company.

6. No Removal of Confidential Information. I agree that I shall not remove, reproduce, summarize or copy any Confidential Information except as expressly required by the Company in order to enable me to perform my duties. I agree to return immediately to the Company all Confidential Information in my possession or control, including duplicates, when I leave its employ or whenever management may otherwise require that such Confidential Information be returned.

7. Injunctive Relief. I acknowledge that this Confidentiality Agreement is necessary and reasonable to protect the Company’ Confidential Information and good will and, further, that a breach or threatened breach of any provision of this Confidentiality Agreement by me or at my direction will cause great and irreparable harm to the Company for which it shall have no adequate remedy at law. Therefore, in addition to any other rights and remedies the Company may have, I agree that the Company, shall be entitled to obtain injunctive and other equitable relief to prevent a breach or continued breach of this Confidentiality Agreement. I acknowledge that this Confidentiality Agreement shall be specifically enforceable in accordance with its terms. I further acknowledge that any breach of any of the terms and conditions of this Confidentiality Agreement while I am employed by the Company may result in the immediate termination of my employment.

8. Effective Date. I understand that this Confidentiality Agreement is effective as of the date I first acquired knowledge of any Confidential Information.

9. Survival of Agreement. The ending of my employment with the Company, for whatever reason, shall not affect the Company’s rights or my obligations under this Confidentiality Agreement, all of which shall survive the ending of my employment with the Company.

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10. Modification of Agreement. This Confidentiality Agreement may only be modified by a writing signed by me and the Chairman of the Board of the Company.

11. Severability. If for any reason any provision of this Confidentiality Agreement is adjudged by a court of competent jurisdiction or by an arbitrator to be unenforceable, such adjudication shall in no way affect any other provision of this Confidentiality Agreement or the validity or enforcement of the remainder of the Confidentiality Agreement, and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

12. Governing Law and Arbitration. This Confidentiality Agreement shall be construed in accordance with and governed by the laws of the State of California. Any dispute regarding this Agreement or a breach thereof shall be subject to mandatory final and binding arbitration in Los Angeles County according to the rules of the American Arbitration Association, and pursuant to the terms of a Mutual Agreement to Arbitrate Claims which has been executed between me and the Company prior to or concurrently herewith. The arbitrator shall have the authority to order injunctive and/or other equitable relief.

13. Costs and Attorneys’ Fees. In the event that either party to the Confidentiality Agreement files a claim for arbitration, to enforce the terms hereof or to declare a party’s rights hereunder, the prevailing party in such action shall be entitled to an award of costs and reasonable attorney’s fees, to be paid by the losing party in such amount as may be determined by the arbitrator having jurisdiction in such action.

14. Acknowledgment of Reading. I acknowledge, represent and warrant to the Company that I have received a copy of this Confidentiality Agreement, that I have read and understood this Confidentiality Agreement, that I have had the opportunity to seek the advice of legal counsel before signing this Confidentiality Agreement and that I have either sought such counsel or have voluntarily decided not to do so.

I UNDERSTAND THIS AGREEMENT AND AGREE TO ABIDE BY ALL OF ITS TERMS.

Dated:
Richard Cupp

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APPENDIX “B”

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Center Bank and/or Center Financial Corporation (collectively the “Company”) and me during or after my employment with the Company and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (the “Agreement”) both the Company and I anticipate gaining the benefits of the speedy, impartial dispute resolution procedure offered by arbitration.

I understand that any reference in this Agreement to the Company will be a reference to the Company and all of its past and present partners, officers, directors and employees and the Company; all subsidiary and affiliate entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them.

1. Claims Covered by this Agreement. The Company and I agree to resolve, by arbitration, to the fullest extent permitted by law, all claims or controversies, except as excluded in paragraph 2 below, involving the Company and any of its past or present owners, partners, officers, employees or agents, whether or not those claims or controversies arise out of my employment with the Company or the termination of my employment (“Claims”). The Claims covered by this Agreement include, but are not limited to, claims for wages, bonuses, commissions or any other form of compensation; claims for breach of any contract, express or implied; tort claims; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, religion, national origin, age, marital status, physical or mental disability, medical condition or sexual orientation; claims for benefits, except as excluded in the following paragraph; and all claims for violation by either the Company or me of any federal, state or other governmental law, statute, ordinance, Executive Order or regulation.

2. Claims not Covered by the Agreement. This Agreement does not apply to or cover claims by me for workers’ compensation benefits or unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall control.

3. Required Notice of Claim. If either the Company or I has a dispute which we wish to resolve, written notice of the dispute must be given to the other party within the applicable statute of limitations period on which the claim is based; otherwise, the claim shall be void and deemed waived. Written notice to the Company shall be sent by certified or registered mail, return receipt requested, to the attention of the President of the Company, 3435 Wilshire Boulevard, Los Angeles, California 90010. Written notice to me shall be sent by certified or registered mail, return receipt requested, to the last address recorded in my personnel file. The written notice must identify and describe the nature of all claims asserted, the facts upon which such claims are based, the amount in controversy and the remedy sought.

4. Arbitration Procedures. The Company and I agree that, except as provided in this Agreement, any arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) before an arbitrator who is a retired judge (the “Arbitrator”). The arbitration shall take place in or near the city in which I am or was last employed by the Company.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall determine which rules of evidence shall apply. The Arbitrator, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitrator’s decision shall be final and binding upon the parties, except as provided in this agreement.

The Arbitrator shall have the authority to order such discovery as the Arbitrator deems necessary for either party to effectively vindicate the parties’ respective statutory rights. The Arbitrator shall have the jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure.

Either the Company or I, upon our request at the close of the hearing, shall be permitted to file a post-hearing brief. The time for the filing of any such brief shall be set by the Arbitrator.

Either the Company or I may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate nor prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

The Arbitrator shall render a written award and opinion in the form typically rendered in labor arbitrations. The award shall specify the reasons for the decision.

The Arbitrator’s remedial authority shall be no greater nor less than that which is available under the statutory or common law theory asserted. The decision of an Arbitrator on any claim submitted to arbitration as provided in this Agreement shall be final and binding upon the Company and me.

5. Arbitration Fees and Costs. The Company shall pay the fees of the arbitrator. Both the Company and I shall pay our own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords attorneys’ fees to the prevailing party, or if there is a written employment agreement providing for attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party.

6. Interstate Commerce. I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce.

7. Requirements for Modification or Revocation. This Agreement can only be revoked or modified by a writing signed by the President of the Company and me which specifically states an intent by both of us to revoke or modify this Agreement.

8. Sole and Entire Agreement. This is the complete agreement between the Company and me on the subject of the arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. Neither the Company nor I is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement except as specifically set forth in this Agreement.

9. Construction. If any provision of this Agreement is determined to be void or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement.

10. Consideration. The promises by the Company and by me to arbitrate claims, rather than to litigate them, provide consideration for each other.

11. Survival of Provisions. This Agreement to arbitrate shall survive the termination of my employment and shall apply to any Claims whether they arise or are made during or after the ending of my employment or other relationship with the Company.

The Company and I acknowledge that we have both carefully read this Agreement, that all understandings between me and the Company relating to the subject matter of arbitration are contained in it, that our respective signatures on this Agreement mean that both the Company and I are giving up our rights to a jury trial and to a trial in a court of law, and that we have both entered into this Agreement voluntarily and not in reliance on any premises or representations other than those contained in this Agreement. The Company and I further acknowledge that we have had an opportunity to discuss this Agreement with attorneys of our choice prior to signing it and we have used that opportunity to the extent we wish to do so.

The undersigned have signed this Agreement as of the date below.

CENTER FINANCIAL CORPORATION

By:

Name:

Title:

Date:

CENTER BANK

By:

Name:

Title:

Date:

EMPLOYEE

Signature

Print Name

Date: